P R E S S   R E L E A S E

RCM TECHNOLOGIES, INC. ANNOUNCES RESULTS

FOR THE THIRTEEN WEEKS ENDED MARCH 29, 2008

Pennsauken, NJ - May 7, 2008 -- RCM Technologies, Inc. (NASD: RCMT) today announced financial results for the thirteen weeks ended March 29, 2008.

The Company announced revenues of $49.1 million for the thirteen weeks ended March 29, 2008, down from $54.5 million for the thirteen weeks ended March 31, 2007 (comparable prior year period). Net loss for the thirteen weeks ended March 29, 2008 was $2.7 million, or $0.22 net loss per diluted share, as compared to net income of $1.6 million, or $0.13 per diluted share, for the comparable prior year period.

The Company recorded a $6.1 million bad debt charge before estimated income tax benefit of $2.4 million, or $3.7 million net of estimated income tax benefit during the thirteen weeks ended March 29, 2008 relating to a note receivable that the Company has determined as uncollectible. The loss resulted in a reduction of earnings per share for the thirteen weeks ended March 29, 2008 of approximately $0.29 per diluted share.

The operating loss for the thirteen weeks ended March 29, 2008 was $4.6 million, or $0.37 net loss per diluted share, down from operating income of $1.9 million, or $0.16 per diluted share, for the comparable prior year period.

Net loss before stock-based compensation (1) for the thirteen weeks ended March 29, 2008 was $2.6 million, or $0.21 net loss per diluted share, and excludes net stock-based compensation expense of $93,000. Net income before equity-based compensation (1) for the thirteen weeks ended March 31, 2007 was $1.8 million, or $0.14 per diluted share, and excludes net equity-based compensation expense of $186,000.

Net income for the thirteen weeks ended March 31, 2007 includes income of $480,000 ($800,000, net of income taxes of $320,000), or $0.04 per diluted share, from a legal settlement. No such income was realized during the 2008 year period.

For the thirteen weeks ended March 29, 2008, earnings before interest, income taxes, depreciation and amortization, or EBITDA, was a loss of $4.3 million, or $0.35 net loss per diluted share, as compared to $2.3 million, or $0.18 per diluted share, for the comparable prior year period. EBITDA for the 2008 period includes the bad debt charge as discussed above. EBITDA for the 2007 period includes income of $800,000 from a legal settlement, as discussed above.

Leon Kopyt, Chairman and CEO of RCM, commented: “We are disappointed to report a loss in the first quarter due to a bad debt charge related to a note receivable from a former customer. We are experiencing unexpected delays in closing potential business opportunities despite commitments from certain customers who have decided to defer final contractual releases. We expect to close most of these business opportunities in the second quarter.

"While we navigate through current business challenges we are focused on effecting internal growth and seeking complementary acquisitions, similar to our recent NuSoft and MBH transactions, that will advance our business strategy of creating value-oriented, leverageable and repeatable solutions.”

About RCM

RCM Technologies, Inc. is a premier provider of business and technology solutions designed to enhance and maximize the operational performance of its customers through the adaptation and deployment of advanced information technology and engineering services. RCM is an innovative leader in the design, development and delivery of these solutions to commercial and government sectors for more than 35 years. RCM’s offices are located in major metropolitan centers throughout North America. Additional information can be found at www.rcmt.com.

The Statements contained in this release that are not purely historical are forward-looking statements within the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and other factors that could cause the Company's actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements. Forward looking statements include, but are not limited to, those relating to demand for the Company’s services, expected demand for our services and expectations regarding our revenues, the Company's ability to continue to utilize goodwill, to continue to increase gross margins, to achieve and manage growth, to develop and market new applications and services, risks relating to the acquisition and integration of acquired businesses, the ability of the Company to consummate acquisitions as to which it executes non-binding letters of intent, demand for new services and applications, timing of demand for services, industry strength and competition and general economic factors. Investors are directed to consider such risks, uncertainties and other factors described in documents filed by the Company with the Securities and Exchange Commission.

The Company applies the provisions of SFAS No. 123(R), "Share-Based Payment," on a modified prospective basis, which required the Company to record equity-based compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption.

For the purposes of performing the calculation ofnetincome beforeequity-basedcompensationexpense, all equity-based compensation expense, net of income tax, is added back to net income as calculated in accordance withaccountingprinciples generally accepted in the United States (USGAAP). Netincome beforeequity-basedcompensationexpenseisnotameasurement calculated in accordance withUSGAAP, andisnot intended to be a replacement for, orto beconsidered to be more important than, net income calculated in accordance withUSGAAP. As the calculation ofnetincome beforeequity-basedcompensationexpense is notperformedin accordance withUSGAAP, the Company believes that theutilityof the calculation is significantly limited, andthat the measureshould only be used to comparetonet income year-over-year on a consistent basis. To mitigate this limitation, the Company has provideda reconciliation of netincome beforeequity-basedcompensationexpense tonet income calculated in accordance withUSGAAP, which should be the primary measurement utilized to analyze the Company's financial results. The Company does not utilizenetincome beforeequity-basedcompensationexpense for any other purpose.

Tables to Follow

RCM Technologies, Inc.
Consolidated Statements of Income

(Unaudited)

(In Thousands, Except Per Share Amounts)

	Thirteen Weeks Ended
	March 29, 2008	March 31, 2007
Revenues	$49,114	$54,493
Gross profit(1)	12,298	12,376
Selling, general and administrative(2)	10,485	10,094
Bad debt - note receivable	6,090
Depreciation and amortization	361	354
Operating (loss) income	(4,638)	1,928
Interest income (expense), net	26	(8)
Gain (loss) on foreign currency transactions	1	(2)
Income from legal settlement		800
(Loss) income before income taxes	(4,611)	2,718
Income taxes (benefit) expense	(1,942)	1,147
Net (loss) income	($2,669)	1,571

Earnings per share (diluted)
Net(loss)income	($.22)	$.13

RCM Technologies, Inc.
Summary Consolidated Balance Sheet Data (Unaudited)
(In Thousands)

	March 29,	December 29,
	2008	2007
Cash and equivalents	$4,658	$11,642
Accounts receivable, net	49,910	45,468
Working capital	40,360	43,541
Goodwill and intangible assets	47,665	39,937
Total assets	111,768	109,714
Total liabilities	18,556	17,666
Stockholders’ equity	$93,212	$92,048

(1) Reflects stock based compensationexpense of $14 and $13 included in cost of services for the thirteen weeks endedMarch 29, 2008 andMarch 31, 2007, respectively.

(2)Includes stock based compensationexpense of$79 and $173 for the thirteen weeks endedMarch 29, 2008 andMarch 31, 2007, respectively.

RCM Technologies, Inc.

Reconciliation of EBITDA to Net Income and Cash Provided by Operating Activities

(Unaudited)

As used in this report,EBITDA means earnings before interest income, interest expense, income taxes, depreciation and amortization. We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although security analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to EBITDA of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, nor as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. The following is a reconciliation of EBITDA to both net income and cash flow provided by operating activities.

	Thirteen Weeks Ended
	March 29, 2008	March 31, 2007
	(In Thousands)
EBITDA(1) (2)	($4,276)	$2,280
Depreciation and amortization	361	354
Interest(income) expense , net	(26)	8
Income from legal settlement		(800)
Income tax (benefit) expense	(1,942)	1,147
Net(loss)income	($2,669)	$1,571

(Loss) earnings per share (diluted)
EBITDA	($.35)	$.18
Net(loss)income	($.22)	$.13

Weighted average shares outstanding	12,281	12,352

(1) Includes stock based compensation expense of $93,000 and $186,000 for the thirteen weeks ended March 29, 2008 and March 31, 2007, respectively.

(2) Includes a $6.1 million bad debt charge on a note receivable for the thirteen weeks ended March 29, 2008.

RCM Technologies, Inc.

Reconciliation of EBITDA to Net Income and
Cash (Used In) Provided by Operating Activities (Continued)

(Unaudited)

	Thirteen Weeks Ended
	March29, 2008	March 31, 2007
	(In Thousands)
Net(loss)income	($2,669)	$1,571
Adjustments to reconcile net income to cash (used in) provided by operating activities:
Depreciation and amortization	361	354
Provision for allowanceon accounts receivable	(97)	13
Provision for allowance on note receivable	6,090
Stock based compensation expense	93	186
Deferred tax assets	(2,188)	835
Changes in operating assets and liabilities
Accounts and note receivable	(4,313)	(1,117)
Prepaid expenses and other current assets	5	(303)
Accounts payable and accrued expenses	(1,452)	332
Accrued compensation	(1,294)	(1,886)
Payroll and withheld taxes	125	146
Income taxes payable	(1,120)	120

Cash (used in) provided by operating activities	($6,459)	$251

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